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                                                               EXHIBIT (a)(1)(E)

                                KFORCE.COM, INC.
                           OFFER TO PURCHASE FOR CASH
                                       BY
                                kforce.com, Inc.
                  UP TO 10,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
    AT A PURCHASE PRICE NOT GREATER THAN $5.50 NOR LESS THAN $4.75 PER SHARE
                            ------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD
  TIME, ON TUESDAY, DECEMBER 5, 2000, UNLESS THE OFFER IS EXTENDED. kforce MAY
                      EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                November 6, 2000

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated November 6, 2000, and the related Letter of Transmittal in connection with the offer by kforce.com, Inc., a Florida corporation, to purchase shares of its common stock, $0.01 par value per share. kforce is offering to purchase up to 10,000,000 shares at a price not greater than $5.50 nor less than $4.75 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, kforce will select the lowest purchase price that will allow it to purchase 10,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be purchased at the same purchase price.

     kforce's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 6, 2000, and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of October 28, 1998, as amended, between kforce and State Street Bank and Trust Company, as Rights Agent, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

     Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the "odd lot" priority and proration tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares kforce seeks are properly tendered. All shares tendered and not purchased, including shares tendered at prices in excess of the purchase price that is determined by kforce and shares not purchased because of proration provisions or conditional tenders, will be returned as promptly as practicable following the expiration date of the offer.

     kforce reserves the right, in its sole discretion, to purchase more than 10,000,000 shares pursuant to the offer, subject to applicable law.

     As described in the Offer to Purchase, if more than 10,000,000 shares, or any greater number of shares as kforce may elect to purchase, are properly tendered at prices equal to or below the purchase price and not
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properly withdrawn before the expiration date, kforce will purchase tendered shares on the basis described below:

     - First, all shares tendered and not withdrawn before the expiration date by any "odd lot holder" (as defined below) who:

       (1) tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all shares owned by the odd lot holder will not qualify for this preference), and

       (2) completes the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and

     - Second, after the purchase of all the shares, shares properly tendered by odd lot holders and subject to the conditional tender procedures described in Section 6 of the Offer to Purchase, all other shares properly tendered at prices equal to or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

     A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the offer.

     WE CALL YOUR ATTENTION TO THE FOLLOWING:

          1. You may tender shares at prices not greater than $5.50 nor less than $4.75 per share, as indicated in the attached Instruction Form net to you in cash, without interest.

          2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

          3. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions described in the Offer to Purchase.

          4. The offer and withdrawal rights will expire at 12:00 midnight, Eastern Standard Time, on Tuesday, December 5, 2000, unless kforce extends the offer.

          5. The offer is for 10,000,000 shares, constituting approximately 23.7% of the shares outstanding as of November 3, 2000.

          6. kforce's Board of Directors has approved the making of the offer. However, neither kforce nor kforce's Board of Directors nor the Dealer Manager nor the Information Agent is making any recommendation as to whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

          7. Tendering shareholders who are registered shareholders or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on kforce's purchase of shares under the offer.

          8. If you are an odd lot holder, meaning that you own beneficially or of record an aggregate of fewer than 100 shares (not including shares held in the kforce 401(k) Retirement Savings Plan), and you instruct us to tender on your behalf all such shares at or below the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, kforce, upon the terms and subject to the conditions of the offer, will accept all such shares for purchase before proration, if any,

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     of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

          9. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

          10. If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares, all your shares will be tendered unless otherwise indicated on the attached Instruction Form.

     Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

     The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of kforce. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of kforce residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

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                                INSTRUCTION FORM

             INSTRUCTIONS FOR TENDER OF SHARES OF KFORCE.COM, INC.

     By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated November 6, 2000, and the related Letter of Transmittal in connection with the offer by kforce.com, Inc., a Florida corporation, to purchase shares of its common stock, $0.01 par value per share. kforce is offering to purchase up to 10,000,000 shares at a price not greater than $5.50 nor less than $4.75 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. kforce's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of October 28, 1998, as amended, between kforce and State Street Bank and Trust Company, as Rights Agent, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

     This will instruct us to tender to kforce, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you and registered in your name, upon the terms and subject to the conditions of the offer.

     Number of shares to be tendered: _ _ _ _ _ _ shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

                                    ODD LOTS
                (SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)

Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (not including any shares held in the kforce 401(k) Retirement Savings Plan) and are tendering all shares.

You either (check one box):

[ ] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

[ ] are a broker, dealer, commercial bank, trust company, or other nominee that
    (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

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                               CONDITIONAL TENDER
               (SEE INSTRUCTION 15 TO THE LETTER OF TRANSMITTAL)

You may condition your tender of shares on kforce purchasing a specified minimum number of your tendered shares, all as described in section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by kforce in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

[ ] The minimum number of shares that must be purchased, if any are purchased, is: ------------ shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, kforce may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[ ] The tendered shares represent all shares held by me.

                        PRICE AT WHICH YOU ARE TENDERING
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to the offer," you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by kforce for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.

        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

[ ]  $4.75    [ ]  $5.125
[ ]  $4.875   [ ]  $5.25
[ ]  $5.00    [ ]  $5.375
        [ ] $5.50

                                       OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

[ ] By checking this one box instead of one of the price boxes above, you are tending shares and are willing to accept the purchase price selected by kforce in accordance with the terms of the offer. This action will maximize the chance of having kforce purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $4.75.

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     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE
TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Sign Here:

Signature(s):
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Print Name(s):
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Address(es):
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Area Code and Telephone Number:
                                ------------------------------------------------

Taxpayer Identification or Social Security Number:
                                                   -----------------------------

Dated:             , 2000
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